Exhibit 99.1

Banc One Credit Card Master Trust

Excess Spread Analysis—January 2003

Series	1996-A
Deal Size	$500 MM
Expected Maturity	04/15/2003

Yield	8.15%
Less: Coupon	1.81%
Servicing Fee	0.99%
Net Credit Losses	2.46%
Excess Spread:
January-03	2.89%
December-02	3.58%
November-02	4.54%
Three Month Average Excess Spread	3.67%

Delinquency:
30 to 59 Days	1.86%
60 to 89 Days	1.27%
90+ Days	2.50%
Total	5.63%

Payment Rate	12.97%